Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES THE
NET INCOME FOR THE SECOND QUARTER OF FISCAL 2018

Red Bank, N.J.  May 15, 2018  -  North European Oil Royalty Trust (NYSE-NRT) reported the net income for the second quarter of fiscal 2018 which appears below compared with the second quarter of fiscal 2017. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. There were no prior period adjustments for either of the second quarters of fiscal 2018 or 2017. The Trust received separate sulfur royalty payments under the Mobil Agreement of $46,458 and $42,984 during the second quarters of fiscal 2018 and 2017, respectively.

	2nd Fiscal Quarter Ended 4/30/2018	2nd Fiscal Quarter Ended 4/30/2017	Percentage Change
Total Royalty Income	$2,054,020	$1,918,830	+ 7.05%
Net Income	$1,820,337	$1,699,909	+ 7.08%
Distribution per Unit	$0.19	$0.19	+ 0.00%

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the first calendar quarters of 2018 and 2017. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about May 30, 2018.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	1st Calendar Quarter Ended 3/31/2018	1st Calendar Quarter Ended 3/31/2017	Percentage Change
Gas Sales (Bcf) [1]	5.193	5.934	-12.49%
Gas Prices[2] (Ecents/Kwh)[3]	1.8262	1.7434	+4.75%
Average Exchange Rate[4]	1.2361	1.0625	+16.34%
Gas Royalties	$1,336,404	$1,225,366	+6.46%

OEG Agreement
Gas Sales (Bcf)	16.373	18.885	-13.30%
Gas Prices (Ecents/Kwh)	1.8624	1.7779	+4.75%
Average Exchange Rate	1.2364	1.0630	+16.31%
Gas Royalties	$548,921	$530,792	+3.42%

Footnotes
1. Billion cubic feet
2. Gas prices derived from November-January period
3. Euro cents per kilowatt hour
4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

Trust expenses for the second quarter of fiscal 2018 increased 6.88%, or $15,119, to $234,826 from $219,707 for the second quarter of fiscal 2017. This increase in expenses reflects the inclusion of legal costs resulting from the review by the Trust's German accountants of the new pricing method set forth in the amendments to the royalty agreements and an increase in the NYSE annual fee.

Total royalty income received during the first six months of fiscal 2018 increased in comparison to fiscal 2017 due to higher gas prices and higher average exchange rates under both the Mobil and the OEG Agreements. The comparison of the relevant periods is shown below.

	Six Months Ended 4/30/2018	Six Months Ended 4/30/2017	Percentage Change
Total Royalty Income	$3,824,261	$3,643,516	+4.96%
Net Income	$3,315,423	$3,174,926	+4.43%
Distribution per Unit	$0.36	$0.34	+5.88%

The previously declared distribution of 19 cents per unit will be paid on May 30, 2018 to owners of record as of May 18, 2018. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press release and other pertinent information are available on the Trust's website: www.neort.com